Exhibit 99.1

Sunrun Reports Second Quarter 2024 Financial Results

Cash Generation of $217 million in Q2, including working capital recovery

Introducing Cash Generation guidance of $350 million to $600 million in 2025; reiterating Cash Generation guidance of $50 million to $125 million in Q4 ($200 million to $500 million annualized)

Storage Capacity Installed of 265 Megawatt hours in Q2, exceeding high-end of guidance range and representing 152% year-over-year growth, as storage attachment rates reach 54%

Solar Energy Capacity Installed of 192 Megawatts in Q2, within the prior guidance range, reaching 7.1 Gigawatts of Networked Solar Energy Capacity

Net Earning Assets increases to $5.7 billion, including over $1 billion in Total Cash

SAN FRANCISCO, August 6, 2024 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of clean energy as a subscription service, today announced financial results for the quarter ended June 30, 2024.

“In the second quarter we again set new records for both storage installation and attachment rates, further differentiating Sunrun in the industry, beating the high-end of our storage installation guidance and delivering solid quarter-over-quarter growth for solar installation, Cash Generation and Net Subscriber Value,” said Mary Powell, Sunrun’s Chief Executive Officer. “Our primary focus is on expanding our differentiation, launching additional products and services to expand customer lifetime values, and remaining a disciplined, margin-focused leader in the sector to drive meaningful Cash Generation.”

“The team is executing on our margin-focused and disciplined-growth strategy, which is producing strong results. We expect positive Cash Generation in Q3, are on track for our annualized run-rate target of $200 to $500 million in Q4, and are excited to introduce our 2025 Cash Generation guidance of $350 to $600 million,” said Danny Abajian, Sunrun’s Chief Financial Officer. “We continue to execute well in the capital markets and believe our sponsor quality and record of strong asset performance continue to differentiate us in the market.”

Second Quarter Updates
•Storage Attachment Rates Reach 54%: Storage attachment rates on installations reached 54% in Q2, up from 18% in the same period a year ago, with 264.5 Megawatt hours installed during the quarter. Sunrun has now installed more than 116,000 solar and storage systems, representing nearly 1.8 Gigawatt hours of stored energy capacity.
•Accelerating Momentum in New Homes Business: Sunrun is pleased to welcome industry leaders Matt Brost and Ellen Struck to its new homes division. Brost and Struck most recently worked at SunPower, where they led the largest new home solar business in the country, and together bring more than four decades of experience in the energy and solar industries. With this strategic investment, Sunrun plans to accelerate the growth of solar and storage installations on new construction and capitalize on our strong, market-leading platform across multiple segments.
•Sunrun and Tesla Electric Partner to Support Texas Power Grid: The program, which has enrolled more than 150 Sunrun customers, will dispatch stored solar energy from at-home batteries to rapidly increase available electricity reserves on the Texas power grid during times of high consumption. Customers will be compensated for their participation while also retaining a portion of the stored energy in their batteries to provide back-up power to their homes in the event of a power outage. Sunrun will also earn incremental recurring revenue for the program.
•Sunrun Customers Power Through Outages Caused By Hurricane Beryl: During prolonged power outages in the aftermath of Hurricane Beryl, more than 1,600 Sunrun customers in the greater Houston area were able to keep their homes energized with more than 70,000 hours of backup energy provided by their solar-plus-storage systems.
•First Vehicle-To-Home Grid Support Launched in Maryland: In partnership with Maryland’s largest utility, Baltimore Gas and Electric Company (BGE), the program utilizes all-electric Ford F-150 Lightning trucks to deliver power to owners’ homes during peak demand times to support Maryland’s power grid. This program is the first operational bidirectional electric vehicle power plant in the United States that uses a cohort of customer vehicles and is a significant proof of concept, with the goal to expand these programs all around the country.
•Continued Strong Capital Markets Execution: In June, as previously noted, Sunrun closed an $886 million securitization of residential solar and battery systems. The two classes of non-recourse Class A senior notes were rated A+ by Kroll with the $443.15 million public Class A-1 note priced at a credit spread of 205 basis points. The Class A notes represented an advance rate of approximately 72.6%. Similar to prior transactions, Sunrun raised additional subordinated non-recourse financing which increased the cumulative advance rate to 83%. In July 2024, Sunrun also expanded its non-recourse warehouse lending facility by $280 to $2,630 million in commitments, matching the growing scale of Sunrun’s business.
•Science Based Targets Initiative (SBTi) Approves Sunrun’s Net-Zero and Emissions Reductions Targets: Sunrun’s near and long-term greenhouse gas emissions reductions targets have been assessed and approved by the SBTi. In addition, SBTi has verified Sunrun’s net-zero science-based target by 2050. The SBTi is a corporate climate action organization that enables companies and financial institutions worldwide to play their part in combating the climate crisis.

Key Operating Metrics

In the second quarter of 2024, Customer Additions were 26,687 including 24,984 Subscriber Additions. As of June 30, 2024, Sunrun had 984,000 Customers, including 828,129 Subscribers. Customers grew 13% in the second quarter of 2024 compared to the second quarter of 2023.

Annual Recurring Revenue from Subscribers was approximately $1.5 billion as of June 30, 2024. The Average Contract Life Remaining of Subscribers was 17.8 years as of June 30, 2024.

Subscriber Value was $49,610 in the second quarter of 2024, an 11% increase compared to the second quarter of 2023. Creation Cost was $37,216 in the second quarter of 2024.

Net Subscriber Value was $12,394 in the second quarter of 2024. Total Value Generated was $310 million in the second quarter of 2024. On a pro-forma basis assuming a 7.5% discount rate, consistent with capital costs observed in Q2, Subscriber Value was $44,291 and Net Subscriber Value was $7,075 in the second quarter of 2024.

Gross Earning Assets as of June 30, 2024, were $15.7 billion. Net Earning Assets were $5.7 billion, which included $1,042 million in Total Cash, as of June 30, 2024.

Cash Generation was $217 million in the second quarter. The strong Cash Generation achievement was inclusive of a recoupment of the ITC-related working capital investments made in Q1.

Storage Capacity Installed was 264.5 Megawatt hours in the second quarter of 2024. This represents a 152% year over year increase from the 104.8 Megawatt hours of Storage Capacity Installed in the second quarter of 2023.

Solar Energy Capacity Installed was 192.3 Megawatts in the second quarter of 2024. Solar Energy Capacity Installed for Subscribers was 182.1 Megawatts in the second quarter of 2024.

Networked Solar Energy Capacity was 7,058 Megawatts as of June 30, 2024. Networked Solar Energy Capacity for Subscribers was 5,984 Megawatts as of June 30, 2024. Networked Storage Capacity was 1.8 Gigawatt hours as of June 30, 2024.

The solar energy systems we deployed in Q2 are expected to offset the emission of 3.8 million metric tons of CO2 over the next thirty years. Over the last twelve months ended June 30, 2024, Sunrun’s systems are estimated to have offset 3.9 million metric tons of CO2.

Outlook

Management is reiterating guidance for Cash Generation of $50 million to $125 million in Q4 ($200 million to $500 million annualized). Cash Generation is expected to be positive in Q3.

Management is introducing Cash Generation guidance of $350 million to $600 million for the full-year 2025.

Storage Capacity Installed is expected to be in a range of 1,030 to 1,100 Megawatt hours for the full-year 2024, and increase from the prior range of 800 to 1,000 Megawatt hours. This range represents approximately 80% to 93% growth year over year.

Storage Capacity Installed is expected to be in a range of 275 to 300 Megawatt hours in the third quarter of 2024. This range represents approximately 64% growth year over year.

Solar Energy Capacity Installed is expected to decline approximately 15% for the full-year 2024, in-line with the low-end of the prior guidance range. Year-over-year growth is expected to be positive in Q4.

Solar Energy Capacity Installed is expected to be in a range of 220 to 230 Megawatts in the third quarter of 2024. This range represents approximately 14% to 20% sequential growth from Q2.
Second Quarter 2024 GAAP Results

Total revenue was $523.9 million in the second quarter of 2024, down $66.3 million, or 11%, from the second quarter of 2023. Customer agreements and incentives revenue was $387.8 million, an increase of $85.7 million, or 28%, compared to the second quarter of 2023. Solar energy systems and product sales revenue was $136.0 million, a decrease of $152.0 million, or 53%, compared to the second quarter of 2023. The increasing mix of Subscribers results in less upfront revenue recognition, as revenue is recognized over the life of the Customer Agreement which is typically 20 or 25 years.

Total cost of revenue was $428.8 million, a decrease of 20% year-over-year. Total operating expenses were $651.9 million, a decrease of 18% year-over-year.

Net income attributable to common stockholders was $139.1 million, or $0.63 per basic share and $0.55 per diluted share, in the second quarter of 2024.

Financing Activities

As of August 6, 2024, closed transactions and executed term sheets provide us with expected tax equity to fund approximately 313 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through June 30, 2024. Sunrun also had $1,089 million available in its non-recourse senior revolving warehouse facility at the end of Q2, pro-forma to reflect a recent upsize, to fund over 373 Megawatts of Solar Energy Capacity Installed for Subscribers.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2024 results and business outlook at 1:30 p.m. Pacific Time today, August 6, 2024. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) revolutionized the solar industry in 2007 by removing financial barriers and democratizing access to locally-generated, renewable energy. Today, Sunrun is the nation’s leading provider of clean energy as a subscription service, offering residential solar and storage with no upfront costs. Sunrun’s innovative products and solutions can connect homes to the cleanest energy on earth, providing them with energy security, predictability, and peace of mind. Sunrun also manages energy services that benefit communities, utilities, and the electric grid while enhancing customer value. Discover more at www.sunrun.com

Non-GAAP Information

This press release includes references to certain non-GAAP financial measures, such as non-GAAP net (loss) income and non-GAAP net (loss) income per share. We believe that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of current period performance on a comparable basis with prior periods. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to the GAAP financial measures presented in this press release and our financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

Non-GAAP net (loss) income is defined as GAAP net (loss) income adjusted by the non-cash goodwill impairment charge. Management believes the exclusion of this non-cash and non-recurring item provides useful supplemental information to investors and facilitates the analysis of its operating results and comparison of operating results across reporting periods.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including its ESG efforts, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s financing activities and expectations to refinance, amend, and/or extend any financing facilities; trends or potential trends within the solar industry, our business, customer base, and market; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs, including contract renewal and repowering programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; the Company’s strategy to be a storage-first company; the ability to increase margins based on a shift in product focus; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar energy systems; and factors outside of the Company’s control such as macroeconomic trends, bank failures, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	June 30, 2024	December 31, 2023

Assets
Current assets:
Cash	$707,587	$678,821
Restricted cash	334,513	308,869
Accounts receivable, net	179,949	172,001
Inventories	353,125	459,746
Prepaid expenses and other current assets	100,978	262,822
Total current assets	1,676,152	1,882,259
Restricted cash	148	148
Solar energy systems, net	13,856,654	13,028,871
Property and equipment, net	143,128	149,139
Goodwill	3,122,168	3,122,168
Other assets	2,645,109	2,267,652
Total assets	$21,443,359	$20,450,237
Liabilities and total equity
Current liabilities:
Accounts payable	$216,557	$230,723
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	35,067	35,180
Accrued expenses and other liabilities	349,061	499,225
Deferred revenue, current portion	120,006	128,600
Deferred grants, current portion	8,181	8,199
Finance lease obligations, current portion	26,434	22,053
Non-recourse debt, current portion	250,980	547,870
Pass-through financing obligation, current portion	1,458	16,309
Total current liabilities	1,007,744	1,488,159
Deferred revenue, net of current portion	1,141,120	1,067,461
Deferred grants, net of current portion	190,949	195,724
Finance lease obligations, net of current portion	80,233	68,753
Convertible senior notes	652,379	392,867
Line of credit	390,929	539,502
Non-recourse debt, net of current portion	10,668,063	9,191,689
Pass-through financing obligation, net of current portion	—	278,333
Other liabilities	151,876	190,866
Deferred tax liabilities	111,594	122,870
Total liabilities	14,394,887	13,536,224
Redeemable noncontrolling interests	635,865	676,177
Total stockholders’ equity	5,365,745	5,230,228
Noncontrolling interests	1,046,862	1,007,608
Total equity	6,412,607	6,237,836
Total liabilities, redeemable noncontrolling interests and total equity	$21,443,359	$20,450,237

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Customer agreements and incentives	$387,825	$302,149	$710,792	$548,623
Solar energy systems and product sales	136,041	288,044	271,262	631,419
Total revenue	523,866	590,193	982,054	1,180,042
Operating expenses:
Cost of customer agreements and incentives	298,665	268,687	568,199	505,592
Cost of solar energy systems and product sales	130,120	270,538	286,279	590,556
Sales and marketing	151,657	194,876	303,921	397,712
Research and development	10,243	4,557	22,330	9,114
General and administrative	61,229	57,476	112,495	110,703
Total operating expenses	651,914	796,134	1,293,224	1,613,677
Loss from operations	(128,048)	(205,941)	(311,170)	(433,635)
Interest expense, net	(207,207)	(157,177)	(399,366)	(299,875)
Other income, net	64,378	41,071	154,308	16,071
Loss before income taxes	(270,877)	(322,047)	(556,228)	(717,439)
Income tax (benefit) expense	(10,949)	18,677	(13,150)	(40,942)
Net loss	(259,928)	(340,724)	(543,078)	(676,497)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(399,002)	(396,198)	(594,334)	(491,583)
Net income (loss) attributable to common stockholders	$139,074	$55,474	$51,256	$(184,914)
Net income (loss) per share attributable to common stockholders
Basic	$0.63	$0.26	$0.23	$(0.86)
Diluted	$0.55	$0.25	$0.23	$(0.86)
Weighted average shares used to compute net income (loss) per share attributable to common stockholders
Basic	222,474	216,017	221,178	215,153
Diluted	255,107	221,849	244,755	215,153

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating activities:
Net loss	$(259,928)	$(340,724)	$(543,078)	$(676,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	152,485	249,889	303,005	249,889
Deferred income taxes	(10,948)	18,676	(13,150)	(40,937)
Stock-based compensation expense	28,095	28,237	56,964	56,503
Interest on pass-through financing obligations	4,081	4,894	8,837	9,756
Reduction in pass-through financing obligations	(9,853)	(10,406)	(19,188)	(20,047)
Unrealized (loss) gain on derivatives	(16,456)	(36,452)	(71,559)	(5,731)
Other noncash items	25,184	51,318	39,823	78,684
Changes in operating assets and liabilities:
Accounts receivable	(12,231)	(3,317)	(13,602)	(12,702)
Inventories	58,868	96,150	106,621	(7,836)
Prepaid expenses and other assets	(134,946)	(141,226)	(270,624)	(250,680)
Accounts payable	(68,479)	(18,404)	(8,838)	(19,832)
Accrued expenses and other liabilities	4,304	(21,734)	7,699	(48,510)
Deferred revenue	31,279	44,034	65,452	46,447
Net cash used in operating activities	(208,545)	(202,170)	(351,638)	(641,493)
Investing activities:
Payments for the costs of solar energy systems	(604,531)	(692,626)	(1,143,506)	(1,198,940)
Purchases of property and equipment, net	(4,274)	(7,636)	(743)	(11,632)
Net cash used in investing activities	(608,805)	(700,262)	(1,144,249)	(1,210,572)
Financing activities:
Proceeds from state tax credits, net of recapture	5,203	—	5,203	4,033
Proceeds from line of credit	3,927	213,053	143,732	356,384
Repayment of line of credit	—	(183,500)	(292,305)	(279,736)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	—	444,822	—
Repurchase of convertible senior notes	(10,069)	—	(183,784)	—
Proceeds from issuance of non-recourse debt	1,845,150	950,230	2,615,256	1,465,110
Repayment of non-recourse debt	(1,022,193)	(287,022)	(1,453,725)	(337,990)
Payment of debt fees	(35,245)	(16,388)	(83,024)	(17,121)
Proceeds from pass-through financing and other obligations, net	1,795	2,316	3,603	4,320
Early repayment of pass-through financing obligation	(220,288)	—	(240,288)	—
Payment of finance lease obligations	(7,019)	(6,283)	(13,751)	(10,760)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	631,580	359,789	795,917	757,539
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(107,569)	(57,443)	(182,403)	(121,344)
Acquisition of noncontrolling interests	(18,774)	(7,009)	(19,933)	(14,184)
Proceeds from transfer of investment tax credits	227,691	—	334,220	—
Payments to redeemable noncontrolling interests and noncontrolling interests of investment tax credits	(227,691)	—	(334,220)	—
Net proceeds related to stock-based award activities	9,921	12,541	10,977	13,869
Net cash provided by financing activities	1,076,419	980,284	1,550,297	1,820,120
Net change in cash and restricted cash	259,069	77,852	54,410	(31,945)
Cash and restricted cash, beginning of period	783,179	843,226	987,838	953,023
Cash and restricted cash, end of period	$1,042,248	$921,078	$1,042,248	$921,078

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

In-period volume metrics:	Three Months Ended June 30, 2024
Customer Additions	26,687
Subscriber Additions	24,984
Solar Energy Capacity Installed (in Megawatts)	192.3
Solar Energy Capacity Installed for Subscribers (in Megawatts)	182.1
Storage Capacity Installed (in Megawatt hours)	264.5

In-period value creation metrics:	Three Months Ended June 30, 2024
Subscriber Value Contracted Period	$46,041
Subscriber Value Renewal Period	$3,569
Subscriber Value	$49,610
Creation Cost	$37,216
Net Subscriber Value	$12,394
Total Value Generated (in millions)	$310

In-period environmental impact metrics:	Three Months Ended June 30, 2024
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	3.9
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	3.8

Period-end metrics:	June 30, 2024
Customers	984,000
Subscribers	828,129
Households Served in Low-Income Multifamily Properties	16,305
Networked Solar Energy Capacity (in Megawatts)	7,058
Networked Solar Energy Capacity for Subscribers (in Megawatts)	5,984
Networked Storage Capacity (in Megawatt hours)	1,796
Annual Recurring Revenue (in millions)	$1,457
Average Contract Life Remaining (in years)	17.8
Gross Earning Assets Contracted Period (in millions)	$12,051
Gross Earning Assets Renewal Period (in millions)	$3,641
Gross Earning Assets (in millions)	$15,692
Net Earning Assets (in millions)	$5,675

Note that Sunrun updated the discount rate used to calculate Subscriber Value and Gross Earning Assets to 6% commencing with the first quarter 2023 reporting. Also note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Definitions

Deployments represent solar or storage systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed, subject to final inspection, or (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems).

Customer Agreements refer to, collectively, solar or storage power purchase agreements and leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in the period.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 6%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.
Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Networked Storage Capacity represents the aggregate megawatt hour capacity of our storage systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 6%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 6%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from tax equity partners, government incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Cash Generation is calculated using the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on the Company’s consolidated statement of cash flows. The Company expects to continue to raise tax equity and asset-level non-recourse debt to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long-term asset or business divestitures and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments).

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Total Cash represents the total of the restricted cash balance and unrestricted cash balance from our consolidated balance sheet.

Investor & Analyst Contact:

Patrick Jobin
SVP, Deputy CFO & Investor Relations Officer
investors@sunrun.com

Media Contact:

Wyatt Semanek
Director, Corporate Communications
press@sunrun.com